   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 25, 1998
                                                      REGISTRATION NO. 333-27825

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  ---------------------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  ---------------------------------------------

                         CENTURY BUSINESS SERVICES, INC.
             (Exact Name of Registrant as Specified in Its Charter)


           DELAWARE                                   22-2769024
       (State or Other                               (IRS Employer
       Jurisdiction of                          Identification Number)
       Incorporation or
        Organization)

                       6480 ROCKSIDE WOODS BOULEVARD SOUTH
                                    SUITE 330
                              CLEVELAND, OHIO 44131
                                 (216) 447-9000
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                  ---------------------------------------------

                                GREGORY J. SKODA
                            EXECUTIVE VICE PRESIDENT
                       6480 ROCKSIDE WOODS BOULEVARD SOUTH
                                    SUITE 330
                              CLEVELAND, OHIO 44131
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent for Service)

                      ------------------------------------

                                 With a copy to:

                               SETH R. MOLAY, P.C.
                    AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                         1700 PACIFIC AVENUE, SUITE 4100
                               DALLAS, TEXAS 75201
                                 (214) 969-2800

        Approximate date of commencement of proposed sale to the public:
   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X}

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_________________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NEITHER BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NEITHER CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                Subject To Completion, Dated September 25, 1998

  PROSPECTUS
                                4,566,020 SHARES
                         CENTURY BUSINESS SERVICES, INC.
                                  Common Stock

                            ------------------------

         This Prospectus relates to an aggregate of 4,566,020 shares (the "Shares") of common stock, par value $0.01 per share ("Common Stock"), of Century Business Services, Inc. ("Century" or the "Company"), a Delaware corporation formerly known as International Alliance Services, Inc., which may be offered from time to time (the "Offering") by persons (the "Selling Stockholders") who have acquired such Shares in certain private equity offerings and certain acquisitions of businesses by the Company not involving a public offering, including 606,166 Shares which may be offered for sale by certain of the Selling Stockholders who may acquire such Shares pursuant to the exercise of certain warrants. The Shares are being registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), on behalf of the Selling Stockholders to permit the public sale or other distribution of the Shares.

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or by their pledgees on behalf of the Selling Stockholders, in transactions (which may involve crosses and block transactions) on the Nasdaq National Market ("Nasdaq") or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers.

         The Common Stock is quoted on Nasdaq under the symbol "CBIZ." On September 24, 1998, the last reported sale price for the Common Stock as reported by Nasdaq was $22.625 per share. The Company had 62,109,420 shares of Common Stock issued and outstanding as of September 15, 1998.

         PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is September , 1998.

                                   THE COMPANY

         Century is a diversified services company that is a leading provider of outsourced business services to small and medium sized companies throughout the United States. The Company provides integrated services in the following areas: accounting systems, advisory and tax; employee benefits design and administration; human resources; information technology systems; payroll; specialty insurance; valuation; and workers' compensation. These services are provided through a network of over 130 Company offices in 29 states, as well as through its subsidiary, Century Small Business Solutions, Inc. ("Century Small Business Solutions"), a franchisor of accounting services with approximately 650 franchisee offices located in 47 states. As of September 1998, the Company served approximately 102,000 clients, of which approximately 54,000 are served through the Century Small Business Solutions franchisee network. Management estimates that the Company's clients employ over one million employees, including 400,000 employed by clients of the franchise network. For the six month period ended June 30, 1998, no one client of the Company represented over 1% of the Company's revenues.

         The Company's clients typically have fewer than 500 employees and focus their resources on operational competencies while allowing Century to provide non-core administrative functions. In many instances, outsourcing administrative functions allows clients to enhance productivity, reduce costs and improve service, quality and efficiency. Depending on a client's size and capabilities, it may choose to utilize all or a portion of the Company's broad array of services, which it typically accesses through a single Company representative.

         Pursuant to a strategic redirection of the Company initiated in November 1996, the Company began its acquisition program to expand its operations rapidly in the outsourced business services industry from its then-existing insurance platform. The Company seeks to acquire profitable, well-run companies and to continue to employ their existing management teams, providing them with incentive by utilizing restricted Century Common Stock for a large portion of the consideration for the acquisitions. The Company believes that substantial additional acquisition opportunities exist throughout the United States for several reasons, including the highly fragmented nature of the industry, the advantages of economies of scale and the desire of many long-time owners for liquidity.

         The Company's goal is to be the nation's premier provider of outsourced business services to small and medium sized companies. The Company's strategies to achieve this goal include: (i) continuing to provide clients with a broad range of high quality services; (ii) continuing to expand locally through internal growth by increasing the number of clients it serves and increasing the number of services it provides to existing clients; and (iii) continuing to expand nationally through an aggressive acquisition program.

         The principal executive office of Century is located at 6480 Rockside Woods Boulevard South, Suite 330, Cleveland, Ohio 44131, and its telephone number is (216) 447-9000.

                                  RISK FACTORS

         Prospective investors in the Common Stock should carefully evaluate all of the information contained in this Prospectus and the information incorporated herein by reference and, in particular, the following before making an investment in the Common Stock.

ACQUISITION STRATEGY RISKS

         The Company intends to continue to grow significantly through the acquisition of additional strategic and complementary businesses. However, there can be no assurance that the Company will be able to identify appropriate acquisition candidates or, to the extent identified, acquire such additional businesses on satisfactory terms or at all. In addition, the Company expects to face competition for acquisition candidates, which may limit the number of appropriate acquisition opportunities and may lead to higher acquisition prices. Furthermore, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key personnel of the acquired business and risks associated with unanticipated events or liabilities, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. As a result, there can be no assurance that businesses acquired in the future will achieve anticipated revenues and earnings.

FINANCING OF ACQUISITIONS

         The timing, size and success of the Company's acquisition efforts and the associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock for a significant portion of the consideration to be paid. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financing. The Company has recently amended its bank line of credit to $100 million to fund its working capital and acquisition needs; however, there can be no assurance that the Company will be able to maintain the line of credit, access the public securities markets or obtain other financing for its acquisition program on terms that the Company deems acceptable.

ABILITY TO MANAGE GROWTH

         The Company's business has grown significantly in size and complexity over the past two years, placing significant demands on the Company's management systems, internal controls and financial and physical resources. In order to meet such demands, the Company intends to continue to hire new employees and invest in new equipment and make other capital expenditures. In addition, the Company expects that it will need to further develop its financial and managerial controls and reporting systems and procedures to accommodate any future growth. Failure to expand any of the foregoing areas in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. The Company is currently in the process of integrating recent acquisitions with the Company's business and, in doing so, will need to manage various businesses and their employees in geographically diverse areas. There can be no assurance that the Company can successfully integrate any acquired business into the Company without substantial costs, delays or other operational or financial problems. Moreover, any inability to manage growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS RELATED TO INTANGIBLE ASSETS

         Recent acquisitions have resulted in significant increases in goodwill, and the Company anticipates that such increases will continue as a result of future acquisitions. Goodwill, which relates to the excess of cost over the fair value of net identifiable assets of businesses acquired, was approximately $167.9 million at June 30, 1998, representing approximately 36.9% of the Company's total assets. The Company amortizes goodwill on a straight-line basis for periods not exceeding 40 years. There can be no assurance that the value of intangible assets will ever be realized by the Company. On an ongoing basis, the Company makes an evaluation of whether events and circumstances indicate that all or a portion of the carrying value of intangible assets may no longer be recoverable, in which case an additional charge to earnings will be necessary. Although at June 30, 1998 the net unamortized balance of intangible assets was not considered to be impaired, any future determination requiring the write-off of a significant portion of unamortized intangible assets could have a material adverse effect on the Company's business, financial condition and results of operations.

RISKS ASSOCIATED WITH PROFESSIONAL SERVICE PROVIDERS

         The Company's employee benefits and pension administration and tax services are subject to various risks resulting from errors and omissions in processing and filing benefit and pension plan forms and tax returns in accordance with governmental regulations and the respective plans. The Company processes data received from employees and employers and may be subject to liability for any late or misfiled plan forms or tax returns. In addition, failure to properly file plan forms or tax returns could have a material adverse effect on the Company's reputation and adversely affect its relationships with existing clients and its ability to gain new clients. The Company's employee benefits and pension administration and tax services are also dependent upon governmental regulations, which are subject to continuous change that could reduce or eliminate the need for such services. In addition, the Company's other professional business services, including accounting, valuation and financial planning, entail an inherent risk of professional malpractice and other similar claims.

         The Company maintains errors and omissions insurance coverage that it believes will be adequate both as to risks and amounts. Although management believes its insurance coverage amounts are adequate, there can be no assurance that the Company's actual future claims will not exceed the coverage amounts. If the Company experiences a large claim on its insurance, the rates for such insurance may increase. The Company's ability to incorporate such increases into service fees to clients could be constrained by contractual arrangements with clients. As a result, such insurance rate increases could have a material adverse effect on the Company's business, financial condition and results of operations.

COMPETITION

         The outsourced business services industry has been highly competitive in recent years. This has resulted in the consolidation of many companies and strategic alliances across industry lines. Competition is particularly acute among small and medium sized providers because larger providers or strategic alliances with larger providers can create service and price distortions in the marketplace. The Company competes with these large providers, in-house employee services departments, local outsourcing companies and independent consultants. In addition, the Company may compete with marketers of related services and products that may offer outsourced business services in the future. In recent years, competition in the specialty insurance industry has led to the consolidation of some of the industry's largest companies. Competition is particularly acute among smaller, specialty carriers like the Company because the market niches exploited by the Company are small and can be penetrated by a larger carrier that elects to cut prices or expand coverage.

         The Company has also experienced, and expects to continue to experience, competition from new entrants into its markets. Increased competition could result in pricing pressures, loss of market share and loss of clients, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. Many of the Company's competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than the Company, including name recognition with current and potential customers. New competitors or alliances among competitors may emerge and rapidly acquire significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressure faced by the Company will not have a material adverse effect on its business, financial condition and results of operations.

NEED TO ATTRACT AND RETAIN EXPERIENCED PERSONNEL

         The Company's success depends to a significant degree on its ability to attract and retain experienced employees. There is substantial competition for experienced personnel, which the Company expects to continue. Many of the companies with which the Company competes for experienced personnel have greater financial and other resources than the Company. In the future, the Company may experience difficulty in recruiting and retaining sufficient numbers of qualified personnel. The inability of the Company to attract and retain experienced personnel could have a material adverse effect on its business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company depends and will continue to depend in the foreseeable future on the services of its executive officers and key employees with extensive experience and expertise in the outsourced business services industry. The ability of the Company to retain its officers and key employees is important to the success of the Company. The loss of key personnel, whether by resignation or otherwise, could have a material adverse effect on the Company. The Company does not maintain key personnel insurance on any of its officers or employees.

RELIANCE ON INFORMATION PROCESSING SYSTEMS AND YEAR 2000 COMPLIANCE

         The Company's business depends, in part, upon its ability to store, retrieve, process and manage significant databases and, periodically, to expand and upgrade its information processing capabilities. The Company primarily utilizes personal computers and laptops connected to a local area network to satisfy its information processing requirements. Interruption or loss of the Company's information processing capabilities through loss of stored data, security breach, breakdown or malfunction of computer equipment or software systems, telecommunications failure, conversion difficulties or damage to the Company's computer equipment or software systems could have a material adverse effect on the Company's business, financial condition and results of operations.

         Currently, the Company is reviewing its internal information management and other systems in order to identify and modify any products, services or systems that are not Year 2000 compliant. Until recently, many computer programs were written to store only two digits of year-related date information in order to make the storage and manipulation of such data more efficient. Programs which use two-digit date fields, however, may not be able to distinguish between such years as 1900 and 2000. In certain situations, this date limitation could result in system failures or miscalculations, potentially causing disruptions of business processes or system operations.

         The Company has been and continues to review the potential overall impact of such Year 2000 risks on the Company's business, financial condition and results of operations. To date, the Company has not encountered any material Year 2000 problems with its computer systems or any other equipment. Based on its ongoing survey of such risks for the Company, its subsidiaries and recently acquired businesses, management estimates that the total cost of the Company's Year 2000 compliance activities will be approximately $1.0 to $2.0 million. This estimate assumes that all businesses that have been and that may be acquired in the future by the Company will not have significant Year 2000 compliance issues. However, there can be no assurance that actual compliance costs will fall within the range of this estimate, that any future acquisition of a business will not require substantial Year 2000 compliance expenditures or that precautions that the Company has taken to protect itself from or minimize the impact of such events will be adequate. Any damage to the Company's data information processing system, failure of telecommunications links or breach of the security of the Company's computer systems could result in an interruption of the Company's operations or other loss which may not be covered by the Company's insurance. Any such event could have a material adverse effect on the Company's business, financial condition and results of operations.

RISK OF INADEQUATE PRICING OF INSURANCE

         The primary risk of any insurance carrier is the risk of inadequate pricing, which is the risk that the premiums charged for insurance and insurance related products are insufficient to cover the costs associated with the distribution of such products. These costs include claim and loss costs, loss adjustment expenses, acquisition expenses and other corporate expenses. The Company utilizes a variety of actuarial and qualitative methods to set price levels. Ultimately, however, pricing depends upon an evaluation of prior experience as a predictor of future experience. Events or trends that have not occurred in the past may not be anticipated for the future and, therefore, could result in inadequate pricing leading to elevated levels of losses. Such losses, if they were to occur, could have a material adverse effect on the Company's business, financial condition and result of operations.

UNANTICIPATED LOSSES DUE TO INADEQUATE RESERVE ESTIMATES

         When insurance claims are made, the ultimate amount of liability cannot be determined until claims are paid to the satisfaction of the insured or until litigation finally determines liability in disputed cases. Since the process of litigation and settlement can continue for years, the Company can only assess its ultimate liability (and the ultimate expense of litigating disputed issues) by estimation. These estimates, or reserves for losses and loss adjustment expense (which, as of June 30, 1998, were approximately $55.5 million), are, like prices, determined by a variety of actuarial and qualitative methods based on prior experience. There can be no assurance that such reserves will be sufficient to cover the ultimate liabilities of the Company for policy and bond exposures.

         The Company uses a reserving system which it believes will enable it to meet claims obligations. Due to the nature of some of the coverages written, claims may be presented which may not be settled for many years after they are incurred; thus, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. The Company regularly reviews reserves, using a variety of statistical and actuarial techniques to analyze current claim costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior years are adjusted as dictated by changes in loss experience and as new information becomes available. An integral part of the reserve policy of the Company includes a reserve for incurred but not reported ("IBNR") losses. There can be no assurance that the assumptions upon which reserves are based are valid or will be valid in the future. To help assure the adequacy of its IBNR reserves and individual case reserves, the Company submits to an annual review by professional actuaries who test reserve adequacy with a variety of sophisticated mathematical models. In recent years, such actuaries have certified that reserve levels of the Company are adequate. There can be no assurance, however, that the modeling techniques of these actuaries will correctly forecast the adequacy of the Company's reserves. The inadequacy of the Company's insurance reserves may result in unanticipated losses which could have a material adverse effect on its business, financial condition and results of operations.

CHANGE IN GOVERNMENTAL REGULATION

         The Company is affected by legislative law changes with respect to its provision of payroll, employee benefits and pension plan administration, tax, accounting and workers' compensation design and administration services. Legislative changes may expand or contract the types and amounts of business services that are required by individuals and businesses. There can be no assurance that future laws will provide the same or similar opportunities to provide business consulting and management services to individuals and businesses that are provided today by existing laws.

         The Company is also affected by both judicial and legislative law changes with respect to its specialty insurance business. Judicial expansion of terms of coverage can increase risk coverage beyond levels contemplated in the underwriting and pricing process. In addition, surety bond coverages that are established by statute may be adversely affected by legislative or administrative changes of law. When government agencies change the threshold for requiring surety, the demand for surety bonds is directly affected. An increase in the threshold for requiring surety could have a material adverse effect on the Company's business, financial condition and results of operations.

INADEQUATE REINSURANCE PROTECTION OF INSURANCE LIABILITIES

         The Company depends heavily on reinsurers to assume a substantial portion of the exposures underwritten by it. Failure by one or more reinsurers (who are assuming risks from many sources over which the Company has no control) could have a material adverse effect on the Company's business, financial condition and results of operation, since the Company would then be obligated to pay all or a portion of the failed reinsurer's portion of losses. Moreover, the adequacy of reinsurance (even assuming the solvency of all reinsurers) is a matter of estimation. As with pricing and reserving, procurement of reinsurance is premised upon assumptions about the future based upon past experience. Unanticipated events or trends could produce losses inadequately covered by reinsurance which could have a material adverse effect on the Company's business, financial condition and results of operations.

MARKET REVERSES IN INVESTED INSURANCE-RELATED ASSET PORTFOLIO

         Investment of the Company's insurance-related assets is critical to the maintenance of the Company's solvency and profitability. The Company maintains a policy of investing primarily in debt instruments of government agencies and corporate entities with quality ratings of A or better, and diversifying investments sufficiently to minimize the risk of a substantial reverse or default in any one investment. These policies are articulated by a written policy statement and overseen by a formal investment committee of senior Company officials. The Company also employs professional investment advisers to counsel it on matters of policy as well as individual investment transactions, although these advisers have no discretionary authority to deploy the Company's assets. Notwithstanding these measures, an aggregation of serious reverses or defaults in the investment portfolio could have a material adverse affect on the Company's business, financial condition and results of operations.

VOLATILITY OF TRADING PRICE

         The quoted price of the Common Stock could fluctuate widely in response to variations in the Company's quarterly operating results, changes in earnings estimates by securities analysts, changes in the Company's business and changes in general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations which have significantly affected the quoted prices of the securities of many growth companies without regard to their specific operating performance. Such market fluctuations could have a material adverse effect on the quoted price of the Common Stock.

CONTROL BY EXISTING STOCKHOLDERS

         As of September 15, 1998, the Company's executive officers, directors and principal stockholders beneficially owned an aggregate of 31,133,725 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus), constituting approximately 45.45% of the outstanding shares of Common Stock. Included in such amount are an aggregate of 22,391,556 shares of Common Stock of the Company (including shares that may be acquired upon exercise of options or warrants within 60 days after the date of this Prospectus) beneficially owned by Messrs. DeGroote and Huizenga, constituting approximately 31.68% of the outstanding shares of the Common Stock. Accordingly, such persons are in a position to have significant influence with regard to or control actions that require the consent of the holders of a majority of the Company's outstanding voting stock, including the election of directors.

ANTI-TAKEOVER EFFECT OF DELAWARE GENERAL CORPORATION LAW

         Certain provisions of the Delaware General Corporation Law may discourage takeover attempts that have not been approved by the Board of Directors.

POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF THE COMPANY'S COMMON STOCK

         Future sales of Common Stock, or the perception that such sales could occur, could adversely affect the market price of the Company's Common Stock. There can be no assurance as to when, and how many of, the shares will be sold and the effect such sales may have on the market price of the Common Stock. As of the date of this Prospectus, the Company has registered under the Securities Act an aggregate of 37,953,889 shares of the Common Stock for resale by certain selling stockholders from time to time under this and certain other shelf registration statements. In addition, the Company has registered under the Securities Act pursuant to a universal shelf registration statement an aggregate of $125 million of the Common Stock, debt securities and warrants to purchase Common Stock or debt securities to be offered from time to time to the public and has registered pursuant to an acquisition shelf registration statement an aggregate of 7,729,468 shares of Common Stock to be offered from time to time in connection with certain of its acquisitions. The Company has 32,698,064 shares of Common Stock, which include shares issuable upon the exercise of outstanding warrants, that are subject to various lock-up agreements. The terms of such lock-up agreements will expire with respect to 19,423,602 of such shares by December 31, 1998, at which time the Company is obligated to register such shares under the Securities Act for resale, unless such shares may be sold without registration pursuant to Rule 144 of the Securities Act or otherwise. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold to the public.

NO DIVIDENDS

         The payment and level of dividends on Common Stock are subject to the discretion of the Board of Directors of the Company. The payment of dividends will depend upon business decisions that will be made by the Board of Directors of the Company from time to time based upon the results of operations and financial condition of the Company and its subsidiaries and such other considerations as the Board of Directors considers relevant. In addition, the Company's credit facility contains restrictions on the Company's ability to pay dividends. The Company has not paid cash dividends on its Common Stock since April 27, 1995, and the Company's Board of Directors does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance the ongoing operations and growth of the business.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares, including any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock beneficially owned by each Selling Stockholder as of September 15, 1998, and the number of Shares registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. However, because the Selling Stockholders may offer all, some or none of the Shares at any time and from time to time after the date hereof, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each Selling Stockholder upon or prior to completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has had any material relationship with the Company except as set forth in the footnotes to the following table and as more fully described elsewhere in this Prospectus (including the information incorporated by reference in this Prospectus).

                                                                                          BENEFICIAL OWNERSHIP AFTER
                                                                                                   OFFERING
                                            BENEFICIAL OWNERSHIP PRIOR                       (ASSUMING ALL SHARES
                                                 TO OFFERING (1)           NUMBER OF       REGISTERED ARE SOLD) (1)
                                           -----------------------------  SHARES BEING   -----------------------------
                                                              PERCENT      REGISTERED                       PERCENT
                    NAME                         SHARES       OF TOTAL  IN THE OFFERING        SHARES       OF TOTAL
------------------------------------------ ----------------- ---------- ---------------  ----------------- -----------
  Boyas, Marjorie.........................      10,000            *          1,500             8,500            *
  Boyas, Michael..........................      98,777 (2)        *         12,691            86,086            *
  Boyas, Nicholas.........................      10,772 (3)        *          1,615             9,157            *
  Boyas, Pete.............................   1,240,565 (4)         2%      187,585         1,052,980          1.7%
  Boyas, Ronald P.........................       4,311 (5)        *            646             3,665            *
  Boyas, Stacey...........................      98,277 (2)        *         12,191            86,086            *
  Boyas, Tony.............................      94,777 (2)        *          8,691            86,086            *
  Carney, Joan Thoma......................      75,700 (6)        *         19,350 (7)        56,350 (8)        *
  Ellis, Roswell P. and Shirley Sue (9)...     278,800 (10)       *          1,800           277,000            *
  Feighan, Edward F. (11).................     535,800 (12)       *         87,600           448,200            *
  The Harve A. Ferrill Trust U/A 12/31/69       13,000 (14)       *         11,000 (14)        2,000            *
       (13)...............................
  Hubbs, Whitney L........................       1,159            *            385               774            *
  LaVan, Kenneth & Davie..................   1,103,177 (15)     1.77%      167,877           935,300          1.5%

                                                                                          BENEFICIAL OWNERSHIP AFTER
                                                                                                   OFFERING
                                            BENEFICIAL OWNERSHIP PRIOR                       (ASSUMING ALL SHARES
                                                 TO OFFERING (1)           NUMBER OF       REGISTERED ARE SOLD) (1)
                                           -----------------------------  SHARES BEING   -----------------------------
                                                              PERCENT      REGISTERED                       PERCENT
                    NAME                         SHARES       OF TOTAL  IN THE OFFERING        SHARES       OF TOTAL
------------------------------------------ ----------------- ---------- ---------------  ----------------- -----------

  LoConti Family Trust (16)...............   1,336,800 (17)     2.14%      230,520         1,106,280          1.77%
  LoConti, Arlene M. (18).................     674,387          1.09%       72,598           601,789            *
  LoConti, Joseph A. (18).................     639,042          1.03%       62,760           566,282            *
  LoConti, Joseph E. (16).................   1,645,637 (19)     2.65%      262,800         1,382,837          2.21%
  Longo, Geraldine L. (20)................      53,986 (21)       *          9,652            44,334            *
  Longo, Saverio J. (20)..................      22,029            *          7,335            14,694            *
  Midwest Indemnity Corp. ................      15,840            *         15,840                --           --
  Millisor, Kenneth R. (22)...............     500,000 (23)       *        165,000 (23)      335,000 (23)       *
  Minotti, Anna Marie (24)................     462,500 (25)       *        121,905 (26)      340,595 (27)       *
  Morabito, Lea Boyas.....................      94,777 (2)        *          8,691            86,086            *
  Nobil, Steven M. (28)...................     400,000 (29)       *        132,000(29)       272,900(29)        *
  Patan Rock, Inc. (30)...................     454,801            *         61,320           393,481            *
  Reeves, Rochelle L. (31)................     445,900 (32)       *        119,583 (33)      326,317 (34)       *
  Rutigliano, Joseph E. (35)..............      90,516            *          3,633            86,883            *
  Sgro, David J. .........................      86,825 (36)       *          6,135 (37)       80,690 (38)       *
  Sgro, David M...........................       8,600 (39)       *          1,583 (40)        7,017 (41)       *
  Skoda, Patricia A. (42).................     753,750 (43)     1.21%      169,872 (44)      583,878 (45)       *
  Sophia Management Ltd. (46).............   3,873,132 (47)     6.24%    1,029,750         2,843,382 (48)     4.58%
  Stout, Craig L. (49)....................     703,200 (50)     1.13%      122,640           580,560            *
  Tartabini, Joseph and Juanita                                 2.18%                                         1.86%
       Charitable Trust...................   1,363,665 (51)                204,250         1,159,415
  WeeZor I Limited Partnership (52).......     111,110 (53)       *        111,110                --           --
  Westbury (Bermuda) Ltd. (54)............  14,747,112 (55)     22.2%    1,111,112        13,636,000 (56)    21.95%
  Young, Felicia P........................     224,560 (57)       *         23,000           201,560            *
                                            ----------                   ---------        ----------

                    TOTALS:...............  32,273,284                   4,566,020        27,702,164
                                            ==========                   =========        ==========

--------
*     Less than one percent.
(1) Shares of Common Stock that are not outstanding but that may be acquired by a person upon exercise of options or warrants within 60 days after the date of this Prospectus are deemed outstanding for the purpose of computing the number of shares and the percentage of outstanding shares beneficially owned by such person; however, such shares are not deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.
(2) Includes 14,568 shares of Common Stock issuable upon exercise of outstanding warrants.
(3) Includes 1,548 shares of Common Stock issuable upon exercise of outstanding warrants.
(4) Includes 120,877 shares of Common Stock issuable upon exercise of outstanding warrants.
(5) Includes 621 shares of Common Stock issuable upon exercise of outstanding warrants.
(6) Includes 45,000 shares of Common Stock issuable upon exercise of outstanding warrants and 700 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Patrick Carney, Mrs. Carney's spouse.
(7) Includes 14,850 shares of Common Stock issuable upon exercise of outstanding warrants.

(8) Includes 30,150 shares of Common Stock issuable upon exercise of outstanding warrants.
(9) Mrs. Ellis is the wife of Roswell P. Ellis. Mr. Ellis served as Vice President - Insurance Services of the Company from November 1997 through September 1998, as the Senior Vice President - Insurance Group of the Company from March 1997 to October 1997 and has served as the Chairman and Chief Executive Officer of the Company's insurance subsidiaries.
(10) Includes 153,787 shares of Common Stock issuable upon exercise of outstanding warrants and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Ellis.
(11) Mr. Feighan served as Senior Vice President - Public Affairs of the Company from November 1997 to July 1998, and served as Chief Executive Officer, President and a Director of the Company from October 1996 through November 1997.
(12) Includes 56,000 shares of Common Stock issuable upon exercise of outstanding warrants and 4,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Feighan.
(13) Mr. Harve A. Ferrill serves as trustee of The Harve A. Ferrill Trust U/A 12/31/69. Mr. Ferrill has served as a Director of the Company since October 1996.
(14) Includes 5,500 shares of Common Stock issuable upon exercise of outstanding warrants. Does not include 50,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Ferrill individually.
(15) Includes 107,318 shares of Common Stock issuable upon exercise of outstanding warrants.
(16) Mr. Joseph E. LoConti serves as trustee of the LoConti Family Trust, and served as a Director of the Company from April 1995 until March 1997 and as Vice Chairman of the Company from October 1996 until March 1997.
(17) Includes 291,200 shares of Common Stock issuable upon exercise of outstanding warrants.
(18) Joseph A. and Arlene M. LoConti are married, and each of them may be deemed to beneficially own the shares of the other.
(19) Includes 168,000 shares of Common Stock issuable upon exercise of outstanding warrants and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. LoConti.
(20) Geraldine L. and Saverio J. Longo are married, and each of them may be deemed to beneficially own the shares of the other.
(21) Includes 25,000 shares of Common Stock issuable upon exercise of outstanding warrants.
(22) Mr. Millisor serves as Vice President - Workers Compensation Administrative Services of the Company.
(23) All such shares of Common Stock are issuable upon exercise of outstanding warrants.
(24) Mrs. Minotti is the spouse of Michael L. Minotti. Mr. Minotti controls Patan Rock, Inc. See Footnote 30.
(25) Includes 283,500 shares of Common Stock issuable upon exercise of outstanding warrants.
(26) Includes 93,555 shares of Common Stock issuable upon exercise of outstanding warrants.
(27) Includes 189,945 shares of Common Stock issuable upon exercise of outstanding warrants.
(28)  Mr. Nobil serves as Vice President - Human Resources Services of the
      Company.
(29) All such shares of Common Stock are issuable upon exercise of outstanding warrants.
(30) Patan Rock, Inc. is an Ohio company controlled by Michael Minotti. See Footnote 24.
(31) Mrs. Reeves is the wife of Keith W. Reeves, who has served as Senior Vice President - Business Services of the Company since March 1997 and as a director and officer of a number of the Company's subsidiaries.
(32) Includes 278,100 shares of Common Stock issuable upon exercise of outstanding warrants and 1,400 shares of Common Stock issuable upon exercise of outstanding opotions granted to Mr. Reeves.
(33) Includes 91,773 shares of Common Stock issuable upon exercise of outstanding warrants.
(34) Includes 186,327 shares of Common Stock issuable upon exercise of outstanding warrants.
(35) Mr. Rutigliano is the spouse of Barbara A. Rutigliano, who serves as General Counsel and Corporate Secretary of the Company.
(36) Includes 18,400 shares of Common Stock issuable upon exercise of outstanding warrants.
(37) Includes 6,133 shares of Common Stock issuable upon exercise of outstanding warrants.
(38) Includes 12,267 shares of Common Stock issuable upon exercise of outstanding warrants.
(39) Includes 1,600 shares of Common Stock issuable upon exercise of outstanding warrants.
(40) Includes 533 shares of Common Stock issuable upon exercise of outstanding warrants.
(41) Includes 1,067 shares of Common Stock issuable upon exercise of outstanding warrants.
(42) Mrs. Skoda is the wife of Gregory J. Skoda. Mr. Skoda has served as the Executive Vice President and a Director of the Company since November 1997, the Chief Financial Officer and a Treasurer of the Company from November 1996 until November 1997, and as a director and an officer of a number of the Company's subsidiaries.
(43) Includes 321,400 shares of Common Stock issuable upon exercise of outstanding warrants and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Skoda.
(44) Includes 96,822 shares of Common Stock issuable upon exercise of outstanding warrants.
(45) Includes 224,578 shares of Common Stock issuable upon exercise of outstanding warrants.
(46) Sophia Management Ltd. is managed by Messrs. Edward F. Feighan, Joseph E. LoConti, Gregory J. Skoda and Craig L. Stout. See Footnotes 11, 16, 42 and 49.
(47) Includes 1,325,710 shares of Common Stock issuable upon exercise of outstanding warrants.
(48) Includes 1,509,100 shares registered for resale under the Company's Registration Statement on Form S-3, Registration No. 333-15413.

(49) Includes 125,000 shares owned by the Meyers-Stout Family LLC for which Mr. Stout serves as a managing member. Mr. Stout has served as Senior Vice President, Insurance Services since November 1997, and as a director and an officer of a number of the Company's subsidiaries. Mr. Stout also served as Chief Operating Officer and a Director of the Company from October 1996 through November 1997.
(50) Includes 78,400 shares of Common Stock issuable upon exercise of outstanding warrants and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Stout and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Anne
      L. Meyers, his spouse.
(51) Includes 195,855 shares of Common Stock issuable upon exercise of outstanding warrants.
(52) WeeZor I Limited Partnership is a limited partnership affiliated with Mr. Richard C. Rochon. Mr. Rochon has served as a Director of the Company since October 1996.
(53) Includes 55,555 shares of Common Stock issuable upon exercise of outstanding warrants. Does not include 50,000 shares of Common Stock issuable upon exercise of outstanding options granted to Mr. Rochon individually.
(54) Westbury is affiliated with Mr. Michael G. DeGroote. Mr. DeGroote has served as Chairman of the Board and a Director of the Company since April 1995 and as President and Chief Executive Officer of the Company from October 1997 to the present and from April 1995 until October 1996.
(55) Includes 4,355,556 shares of Common Stock issuable upon exercise of outstanding warrants.
(56) Includes 13,136,000 shares requested for resale under the Company's Registration Statement on Form S-3, Registration No. 333-15413.
(57) Includes 22,400 shares of Common Stock issuable upon exercise of outstanding warrants and 2,000 shares of Common Stock issuable upon exercise of outstanding options granted to Ms. Young.

                              PLAN OF DISTRIBUTION

         The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, in transactions (which may involve crosses and block transactions) on Nasdaq or any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the Shares are then listed, in the over-the-counter market, in one or more privately negotiated transactions (including sales pursuant to pledges), through the writing of options on the Shares, in a combination of such methods of distribution or by any other legally available means. The Selling Stockholders may also loan or pledge the Shares registered hereunder to a broker-dealer and the broker-dealer may sell the Shares so loaned or upon a default the broker-dealer may effect sales of the pledged Shares pursuant to this Prospectus. The Shares may also be transferred by each Selling Stockholder in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer the transferee would have the same right of sale as such Selling Stockholder under this Prospectus.


         This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. Such methods of sale may be conducted by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions directly, or indirectly through broker-dealers or agents acting on their behalf and, in connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions or discounts from the Selling Stockholders and/or the purchasers of the Shares for whom they may act as agent or to whom they sell Shares as principal or both (which commissions or discounts might be in excess of customary commissions). To the extent required by applicable law, the Company will file, during any period in which offers or sales are being made, one or more supplements to this Prospectus to set forth the names of donees of Selling Stockholders and any other material information with respect to the plan of distribution not previously disclosed.

         The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock except in accordance with applicable law. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act; including without limitation Regulation M, which may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

         The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will bear all expenses incident to the registration of the Shares under federal and state securities laws and the sale of the Shares hereunder other than expenses incident to the delivery of the Shares to be sold by the Selling Stockholders, including any transfer taxes payable on any Shares and any commissions and discounts payable to underwriters, agents or dealers.

         In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P. ("Akin Gump"). Mr. Rick L. Burdick, a partner with Akin Gump, is a director of the Company and is the beneficial owner of 59,034 shares of Common Stock (including options and warrants to purchase shares of Common Stock).

                                     EXPERTS

         The financial statements and schedules of Century Business Services, Inc. as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement of which this Prospectus is a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                    UNCERTAINTY OF FORWARD LOOKING STATEMENTS

         Certain statements and information in this Prospectus (including documents incorporated herein by reference, see "Incorporation of Certain Documents by Reference") constitute forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements are typically punctuated by words or phrases such as "anticipate," "estimate," "projects," "management believes," "the Company believes" and words or phrases of similar import. Such statements are subject to certain risks, uncertainties or assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Although the Company believes that the assumptions upon which such forward-looking statements are based are reasonable, it can give no assurance that such assumptions will prove to be correct. Among the key factors that may have a direct bearing on the Company's results of operations and financial condition ("Cautionary Factors") are: (i) Century's ability to grow through acquisitions of strategic and complementary businesses; (ii) Century's ability to finance such acquisitions; (iii) Century's ability to manage growth; (iv) Century's ability to integrate the operations of acquired businesses; (v) Century's ability to attract and retain experienced personnel; (vi) Century's ability to store, retrieve, process and manage significant databases; (vii) Century's ability to manage pricing of its insurance products and adequately reserve for losses; (viii) the impact of current and future laws and governmental regulations affecting Century's operations; and (ix) market fluctuations in the values or returns on assets in Century's investment portfolios. All forward-looking statements in this Prospectus are expressly qualified by the Cautionary Factors.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, Tel. (202) 942-7040, and at the SEC's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661, Tel. (312) 353-7390, and at Seven World Trade Center, 13th Floor, New York, New York 10048, Tel. (212) 748-8000. Copies of such material can also be obtained from the SEC at prescribed rates through the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, Tel. (202) 942-7040. Such documents may also be obtained through the Internet website maintained by the SEC at http://www.sec.gov. Century Common Stock is listed on Nasdaq. Such reports, proxy statements and other information relating to Century may also be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (such registration statement, including all amendments and supplements thereto, are hereinafter collectively referred to as the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or incorporated herein by reference, and each such statement is deemed qualified in its entirety by such reference. The Registration Statement and exhibits thereto may be inspected without charge at the public reference facilities maintained by the SEC, regional offices of the SEC and offices of the SEC and Nasdaq referred to above, and copies thereof may be obtained from the SEC at prescribed rates.

         No person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the Shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any shares of Common Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, filed by the Company (File No. 0-25890) with the SEC pursuant to the Exchange Act, are incorporated herein by reference and made a part of this Prospectus:

         (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

         (ii) the Company's Schedule 14A Proxy Statement dated March 26, 1998 relating to the Annual Meeting of Stockholders;

         (iii) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

         (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998; and

         (v) the Company's Schedule 14A Proxy Statement dated August 24, 1998 relating to a Special Meeting of Stockholders.

         All reports and other documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the Registration Statement and prior to the termination of the offering, shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the request of such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Requests for such copies should be directed to Century Business Services, Inc., 6480 Rockside Woods Boulevard South, Suite 330, Cleveland, Ohio 44131, Attention: Investor Relations, telephone number (216) 447-9222.

================================================================================


     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.


                             ----------------------





                                TABLE OF CONTENTS

The Company .............................................................      2
Risk Factors ............................................................      3
Use Of Proceeds .........................................................      8
Selling Stockholders ....................................................      8
Plan Of Distribution ....................................................     11
Legal Matters ...........................................................     12
Experts .................................................................     12
Uncertainty Of Forward Looking Statements ...............................     12
Available Information ...................................................     13
Incorporation Of Certain Documents By Reference .........................     13


================================================================================
================================================================================


                                4,566,020 Shares


                                CENTURY BUSINESS
                                 SERVICES, INC.


                                  COMMON STOCK





                             ----------------------

                                   PROSPECTUS

                             ----------------------






                                SEPTEMBER  , 1998


================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14 -- OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby.

Securities and Exchange Commission Registration Fee....................  $15,865
Printing and Engraving Expenses........................................  $20,000
Legal Fees and Expenses................................................  $35,000
                                                                         -------
         Total(1)......................................................  $70,865

-----------------------------

(1) All amounts listed above are estimates, except for the Securities and Exchange Commission registration fee.

ITEM 15 -- INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") empowers a Delaware corporation to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or of another corporation or other enterprise at the former corporation's request, in an action by or in the right of the corporation to procure an enterprise at the former corporation's request, in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys' fees) which such person actually and reasonably incurred in connection therewith. With respect to indemnification of current directors and officers, Section 145 provides that any such indemnification shall be made by the corporation only as authorized in each specific case upon a determination that indemnification of such person is proper because he has met the applicable standard of conduct by the (i) stockholders, (ii) board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, (iii) committee of directors who are not parties to such action, suit or proceeding designated by majority vote by such disinterested directors even if less than a quorum or (iv) independent legal counsel, if there are no such disinterested directors, or if such disinterested directors so direct. With respect to former directors and officers and other employees or agents, Section 145 provides that indemnification may be made by any person having corporate authority to act on the matter, including those persons who are authorized by statute to determine whether to indemnify directors and officers. Section 145 further provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

         The Amended and Restated Certificate of Incorporation, as amended, of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, (iv) for unlawful stock purchases or redemptions or (v) for any transaction from which the director derived an improper personal benefit.

         Article VII of the Amended and Restated Bylaws of the Company (the "Bylaws") provides that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the DGCL, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if such person acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company and with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that a person did not act in good faith and in a manner such person reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe his conduct was lawful.

         The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors of the Company by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors of the Company may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company.

         Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger that, if its separate existence has continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

         The Company currently maintains a separate insurance policy relating to its directors and officers, under which policy such directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16 -- EXHIBITS

         The following Exhibits are filed as part of this Registration
Statement:

         EXHIBIT
         NUMBER                               DESCRIPTION

             *3.1   --Amended and Restated Certificate of Incorporation of the
                      Company (filed as Exhibit 3.1 to Registration Statement on Form 10, Commission File No. 0-25890 and incorporated herein by reference)

             *3.2   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company dated October 18, 1996 (filed as Exhibit 3.2 to Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and incorporated herein by reference)

             *3.3   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company effective October 23, 1997 (filed as Exhibit 3.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference)

             *3.4   --Certificate of Amendment to the Amended and Restated
                      Certificate of Incorporation of the Company effective September 10, 1998 (filed as Exhibit 3.4 to the Company's Registration Statement on Form S-3, Registration No. 333-64109 and incorporated herein by reference)

             *3.5   --Amended and Restated Bylaws of the Company (filed as
                      Exhibit 3.2 to Registration Statement on Form 10, Commission File No. 0-25890 and incorporated herein by reference)

             *4.1   --Form of Stock Certificate of Common Stock of the Company
                      (filed as Exhibit 4.1 to the Company's Registration Statement on Form S-3, Registration No. 333-64109 and incorporated herein by reference)

             *4.2   --Promissory Note, dated October 18, 1996, in the original aggregate principal amount of $4.0 million (and with $400,000 currently outstanding), issued by the Company payable to Alliance Holding (filed as Exhibit 99.7 to the Company's Current Report on Form 8-K dated October 18, 1996 and incorporated herein by reference)

             *4.3   --Form of Warrant for the purchase of the Company's Common
                      Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and incorporated herein by reference)

             *5.1   --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

            *23.1   --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                      (included in Exhibit 5.1)

             23.2   --Consent of KPMG Peat Marwick LLP

            *24.1   --Power of Attorney

   *Previously filed.


ITEM 17 -- UNDERTAKINGS

         (a)       The undersigned Company hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                            (i)      to include any prospectus required by
Section 10(a)(3) of the Securities Act;

                            (ii)     to reflect in the prospectus any facts or
events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                            (iii)    to include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

                    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this Registration Statement.

         (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cleveland, Ohio, on September 25, 1998.

                                      CENTURY BUSINESS SERVICES, INC.

                                      By:     /s/ GREGORY J. SKODA
                                            ------------------------------------
                                            Gregory J. Skoda
                                            Executive Vice President


                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory J. Skoda his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement, (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated on September 25, 1998.

SIGNATURE                                        TITLE
---------                                        -----

        /s/ GREGORY J. SKODA                     Executive Vice President and Director
---------------------------------------
          Gregory J. Skoda

      /s/ CHARLES D. HAMM, JR.                   Chief Financial Officer and Treasurer (Principal
---------------------------------------          Accounting and Financial Officer)
        Charles D. Hamm, Jr.

         /s/ RICK L. BURDICK                     Director
---------------------------------------
           Rick L. Burdick

       /s/ JOSEPH S. DIMARTINO                   Director
---------------------------------------
        Joseph S. DiMartino

        /s/ HARVE A. FERRILL                     Director
---------------------------------------
          Harve A. Ferrill

       /s/ HUGH P. LOWENSTEIN                    Director
---------------------------------------
         Hugh P. Lowenstein


                                 EXHIBIT INDEX



    EXHIBIT
    NUMBER                               DESCRIPTION
    ------                               -----------
        *3.1   --Amended and Restated Certificate of Incorporation of the
                 Company (filed as Exhibit 3.1 to Registration Statement on
                 Form 10, Commission File No. 0-25890 and incorporated
                 herein by reference)

        *3.2   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company dated October
                 18, 1996 (filed as Exhibit 3.2 to Annual Report on Form
                 10-K for the fiscal year ended December 31, 1996 and
                 incorporated herein by reference)

        *3.3   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company effective
                 October 23, 1997 (filed as Exhibit 3.3 to Annual Report on
                 Form 10-K for the fiscal year ended December 31, 1997 and
                 incorporated herein by reference)

        *3.4   --Certificate of Amendment to the Amended and Restated
                 Certificate of Incorporation of the Company effective
                 September 10, 1998 (filed as Exhibit 3.4 to the Company's
                 Registration Statement on Form S-3, Registration No.
                 333-64109 and incorporated herein by reference)

        *3.5   --Amended and Restated Bylaws of the Company (filed as
                 Exhibit 3.2 to Registration Statement on Form 10,
                 Commission File No. 0-25890 and incorporated herein by
                 reference)

        *4.1   --Form of Stock Certificate of Common Stock of the Company
                 (filed as Exhibit 4.1 to the Company's Registration
                 Statement on Form S-3, Registration No. 333-64109 and
                 incorporated herein by reference) *4.2 --Promissory Note,
                 dated October 18, 1996, in the original aggregate
                 principal amount of $4.0 million (and with $400,000
                 currently outstanding), issued by the Company payable to
                 Alliance Holding (filed as Exhibit 99.7 to the Company's
                 Current Report on Form 8-K dated October 18, 1996 and
                 incorporated herein by reference)

        *4.3   --Form of Warrant for the purchase of the Company's Common
                 Stock (filed as Exhibit 4.3 to Annual Report on Form 10-K
                 for the fiscal year ended December 31, 1997 and
                 incorporated herein by reference)

        *5.1   --Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

       *23.1   --Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                 (included in Exhibit 5.1)

        23.2   --Consent of KPMG Peat Marwick LLP

       *24.1   --Power of Attorney

*Previously filed.